EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated February 10, 2025 and is between GATC Health Corp, a Wyoming corporation with its principal place of business at 2030 Main Street, Suite 660, Irvine California 92352 (the “Company”) and Rahul Gupta, MD (the “Employee”). Each of the Company and Employee may be referred to herein as a “Party”) and collectively as the “Parties”).

Section 1. Employment. The Company hereby employs Employee as the Company’s President. Employee’s duties are set forth in the attached Job Description, which is hereby incorporated by reference, and in connection therewith, as further elaboration of such Job Description, the Parties agree that Employee shall have no responsibility for the following:

(a)Oversight over the Company’s day to day operations and its assets;

(b)Oversight over the Company’s intellectual property estate or management thereof, including protection of such assets;

(c)Oversight over cash management, budgets, internal controls, financial reports, and reporting to the Securities and Exchange Commission or other regulatory agencies. Specifically, Employee shall not have the responsibilities of a Principal Executive Officer or Principal Financial and Accounting Officer, as such terms are defined by the Securities and Exchange Commission, and shall not sign the Company’s reports to the Securities and Exchange Commission or any other governmental agency;

(d)Investor and shareholder relations, or disclosure to potential investors or shareholders.

As a result of these limitations, Employee shall not be considered to occupy a policy making position with the Company shall not be considered an “executive officer” of the Company under the rules of the Securities and Exchange Commission, and will not have the authority to contractually bind the Company. These limitations on Employee’s responsibilities shall be disclosed in any offering documents and the Company’s filings with the Securities and Exchange Commission.

Section 2. Additional Employment Terms. Employee shall report and be supervised by the Board of Directors. The location at which the Employee’s services will be primarily employed shall be at the discretion of Employee, but Employee shall endeavor to devote on average at least one day per month at the Company’s Irvine, California office or its Utah office to coordinate his efforts with the remainder of the management team.  Employee will be provided with notice of and the opportunity to attend each regular and special meeting of the Board as an observer. The Employee hereby promises to perform and discharge well and faithfully his duties as an employee. During the Term of this Agreement the Employee shall devote his working time as reasonably required for the performance of his duties in the business of the Company; provided, however, that Employee may also engage in outside business, charitable enterprises or governmental advisory services, provided that such activities do not conflict with the Company’s business. The Employee hereby accepts such employment upon the terms and conditions of this Agreement.

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Section 3. Term. The term of this Agreement and its provisions herein shall commence on the date first set forth above (the “Effective Date”). This Agreement shall continue for a period of six months from the Effective Date unless previously terminated in accordance with the provisions of Section 5 of this Agreement. At the conclusion of the initial six-month period, it is anticipated that the Parties will evaluate whether this Agreement may be extended or modified to add additional duties, with a corresponding increase in compensation, and a seat on the Board of Directors, without the obligation of either Party to negotiate or agree on any such terms.

Section 4. Compensation. For all services rendered by the Employee under this Agreement, the Company shall pay the Employee a salary and fringe benefits as follows:

(a)Base Salary. The Company shall pay the Employee a salary at monthly rate of $7,500 in cash, payable no less than monthly or such period as may be provided for under the Company’s then current payroll practices. The salary set forth in the preceding sentence shall be subject to increase six months after the Effective Date, based on Employee’s performance and the Company’s financial condition and results of operations, and as determined by the Board of Directors.

(b)Benefits. The Employee shall be entitled to participate with other officers and employees of the Company in all fringe benefit plans or other arrangements authorized and adopted from time to time, unless Employee shall elect in writing not to participate.

(c)Expenses. The Company shall either pay directly or reimburse Employee for reasonable and appropriate travel, entertainment, and other business expenses incurred by Employee in the performance of his duties hereunder, provided that the incurring of such expenses shall be subject to such policies as shall be established by the Board of Directors of the Company from time to time. The Company shall also reimburse Employee for reasonable and appropriate telephone, cellular telephone, internet, copying, supplies, travel, and other similar expense incurred by the Employee as a result of conducting the business of the Company, whether performed at his residence in Wyoming or in any office space leased by the Company. Employee will submit to the Company such documentation to substantiate such expenses as the Company shall reasonably request.

(d)Stock Options. The Employee will receive options to purchase 500,000 shares of Company Common Stock at an exercise price of $4 per share, vesting over three years, on the same terms as all other employees. These terms include an acceleration of vesting upon a change of control of the Company.

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(e)Vacation. Employee shall be entitled to three (3) weeks of vacation with pay during each fiscal year (the Company’s fiscal year ended December 31) prorated if Employee’s relationship with the Company does not continue for a full fiscal year. Vacation days may be taken at any time in each fiscal year during the term of this Agreement, consistent with the discharge of Employee’s duties as an executive employee of the Company. Absences from work because of occasional sickness, medical or dental appointments, or legal holidays in the United States shall not be considered as vacation time. Vacation days shall accumulate and carry over from one year to the next, except that cumulative vacation time including annual vacation entitlement and carry-over time due Employee cannot exceed a total of 240 hours. It is agreed that the taking of continuous vacation time in excess of two weeks in duration is not to interfere with business duties.

Section 5. Termination. The Company or employee can end the employment at any time, for any reason. The following paragraphs define the Company’s obligations upon termination of Employee.

(a)Death. In the event of Employee’s death during the term hereof, this Agreement shall terminate immediately and, except as expressly set forth in this paragraph, the Company shall have no further liability hereunder to Employee or his estate. Employee’s estate shall have the right to exercise any stock options that vested prior to Employee’s death pursuant to the terms of the option grant.

(b)Permanent Disability. In the event that Employee becomes totally disabled during the term hereof and such total disability continues for a period in excess of sixty

(60) days, whether consecutive or in the aggregate, during any twelve (12) month period, at the end of such period of disability, the Employee shall be considered as permanently disabled and this Agreement may be terminated at that time.  Except as expressly set forth in this paragraph, the Company shall have no further liability hereunder to Employee. The Company shall, however, continue to pay to Employee his compensation as defined in Section 3 for a period of six (6) months as severance pay hereunder, commencing with the expiration of the first sixty (60) day period of such disability. Employee shall be considered as totally disabled if and when, because of injury, illness or physical or mental disability, he is prevented from efficiently or effectively performing the duties of his employment. The determination of total disability shall be made by the Board of Directors of the Company, but said decision shall not be unreasonable or arbitrary and shall be supported by the opinion (at the Company’s expense) of at least one licensed physician unless Employee, without justification, fails to submit to the necessary physical or mental examinations. It is understood that Employee’s occasional sickness of short duration shall not result in Employee being considered totally disabled, and Employee shall continue to be compensated hereunder during such periods of occasional sickness so long as they shall not exceed the above period of time.

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(c)Termination Without Cause. The Company may terminate this Agreement at any time in its sole discretion, and in such event, the Employee shall be paid until the end of the Term at his then-current salary as severance pay. Upon the payment of such severance pay, the Company shall have no further liability hereunder to Employee.

(d)Involuntary Termination for Cause. The Company may terminate this Agreement for Cause. For the purposes of this Agreement, a termination for “Cause” shall mean a termination resulting from a determination by the Company’s board of Directors that Employee (i) has committed a criminal act or act of moral turpitude that would materially injure the Company or its reputation or, (ii) has intentionally or willfully breached his duties hereunder in a material respect and has failed to cure the same within thirty (30) days after receiving written notice of such breach from the Board of Directors of the Company. In the event of termination for cause, the Company shall have no further liability hereunder to Employee from and after the date of such termination.

Section 6. Intellectual Property.

(a)The Employee acknowledges that Employee has been engaged on a “work for hire” basis and that all Intellectual Property, as defined below, and all rights, titles and interests, both legal and equitable, in and to the Intellectual Property developed to date or to be developed during the existence of a consulting or employee relationship between the Parties belong solely to the Company. To the extent such work may not be deemed a “work for hire” under applicable law, the Employee hereby assigns to the Company all of its right, title, and interest in and to such work. The Employee shall execute and deliver to the Company any instruments of transfer and take such other action that the Company may reasonably request, including, without limitation, executing and filing, at the Company’s expense, copyright applications, assignments, and other documents required for the protection of the Company’s rights to such materials. If Employee is performing services as a Employee to the Company, Employee hereby waives, and represents and warrants to Company, that its employees or personnel providing such services have waived all rights which the Employee or its employees and personnel may have in the Intellectual Property, including the right to restrain use or reproduction of the Intellectual Property in any context and in connection with any product, service, cause or institution. If the Employee intends to integrate or incorporate any work that it previously created into any work product to be created in furtherance of its performance of services to the Company, the Employee must obtain the Company’s prior written approval of such integration or incorporation. If the Company, in its reasonable discretion, consents, the Company is hereby granted an exclusive, worldwide, royalty-free, perpetual, irrevocable license to use, distribute, modify, publish, and otherwise exploit the incorporated items in connection with the work product developed for the Company.

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(b)“Intellectual Property” shall include, but is not limited to, all tangible results and proceeds of the services rendered by Employee, and every concept, development, design, process, computer program, invention, procedure, system, writing, drawing, plan, know-how, trade secret, copyright, data, market research, product or service details, economic information, works in progress, records, diagrams, notes, drawings, specifications, schematics, documents, designs, improvements, inventions, discoveries, developments, trademarks, customer lists, databases, software, programs, middleware, applications, and solutions conceived, made, or discovered by the Employee, solely or in collaboration with others, or any other intangible asset of value, which are in any way related to the business of Company and which are created, developed, invented or written by the Employee or by any of its personnel for the purpose of the provision of services to the Company.

(c)The Employee shall maintain the confidentiality of all Confidential Information, as defined below, disclosed to the Employee, and shall take all necessary precautions against unauthorized disclosure of the Confidential Information. The Employee shall not directly or indirectly disclose, allow access to, transmit or transfer any Confidential Information to any third party without the prior written consent of Company. The Employee shall not use or copy any Confidential Information except as may be reasonably required to perform services to the Company.

(d)“Confidential Information” means all information and data, including, but not limited to, all business, planning, performance, financial, product, trade secrets, technical, sales, marketing, contractual, or employee, information and data, disclosed orally, in writing or electronically to the Employee by the Company hereunder. Confidential Information shall not include information which (i) is or becomes

(e)generally available to the public without the Employee’s fault, (ii) is lawfully obtained by Employee from a third party or parties unconnected to the Company, without breach of any confidentiality obligations hereunder, or (iii) is required to be disclosed by law.

(f)The Employee acknowledges that the Company has received and in the future may receive from third parties their confidential or proprietary information subject to a duty on the part of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee shall hold all such confidential or proprietary information in the strictest confidence and shall not disclose it to any person, firm or corporation or use it except as necessary in providing the services hereunder in a manner consistent with the Company's agreement with such third party.

(g)Upon the request of Company, and in any event upon the termination or expiration of this Agreement, the Employee shall immediately return to Company all materials, including all copies in whatever form, containing any Confidential Information which are in the Employee's possession or under his control.

(h)In addition to any other remedies with Company may have by virtue of this Agreement, Employee agrees that in the event a breach of the obligations of this Section 6, Company shall be entitled to obtain a temporary restraining order and preliminary injunction against Employee to restrain any violation thereof.

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Section 7. Covenants not to Compete or Interfere. The Employee agrees, providing the company is not in material breach of any of the terms or conditions of this Agreement, that during the Term herein described in Section 3 and for a period of two (2) years after the date of the Employee’s termination, that (a) Employee shall not intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, supplier, lessor or employee of the Company or any of its subsidiaries; and (b) Employee shall not, as a sole proprietor or otherwise for his own account or as a partner, employee, officer, director, manager, agent, distributor, Employee, marketing representative, associate, investor, or otherwise, directly or indirectly, own, purchase, organize or take preparatory steps for the organization of finance, work for, provide services to, advise, acquire, lease, operate, manage or invest in or permit his name to be used or employed in connection with any business that engages in providing technology or products in direct competition with the Company (the “Business”). Employee further agrees that the covenants and other provisions of this paragraph shall cover his activities in the whole of the Americas, Europe, Australia and Asia (the “Territory”). The parties hereto agree that the covenants contained in this paragraph (b) shall be construed as if the covenants are divided into separate and distinct covenants in respect of each of the products and services of the Business, each capacity in which the party is prohibited from competing, and each part of the world in which such competition is prohibited from taking place. The territorial restrictions contained in this Section 7 are properly required for the adequate protection of the Business and in the event any covenant or other provision contained in this Section 7 shall be deemed to be illegal, unenforceable, or unreasonable by a court or other tribunal of competent jurisdiction with respect to any part of the Territory or otherwise, such covenant or provision shall not be affected with respect to any other part of the Territory or otherwise, and each of the parties hereto agrees and submits to the reduction of said territorial restriction or other provisions to such and area or otherwise as said court shall deem reasonable. In the event that the Company is in material breach of terms of this contract, this clause is considered null and void. The parties further agree that if any provision of this Agreement is found to be unenforceable, it shall not affect the ability to enforce the remaining provisions and the court shall enforce all remaining provisions to the extent permitted by law.

Section 8. Indemnification. In addition to any rights to indemnification from the Company to which Employee is entitled to under the Articles of Company and Bylaws, company shall indemnify Employee at all times during and after the term of this Agreement to the maximum extent permitted under any applicable state or federal law, against any unintentional actions by Employee or any and all actions performed by the Company, and accordingly shall pay Employee’s expenses in defending any civil or action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding, to the extent permitted under such applicable state or federal laws.

Section 9. Insurance. The Company, at its election and for its benefit, may insure the Employee against accidental loss or death. In this event, Employee shall submit to such physical examination and supply such information as may be required in connection therewith. Company will maintain directors and officers’ liability insurance during the Term.

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Section 10. Miscellaneous.

(a)Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to his last known residence in the case of the Employee or to its last known principal office in the case of the Company.

(b)Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed by a waiver of any subsequent breach.

(c)Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wyoming, without reference to conflict of laws provisions of such jurisdiction.

(d)Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, the Parties agree to arbitrate with JAMS in Orange County, California, and judgement upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

(e)Prevailing Party. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys’ fees to be fixed by the arbitrator, trial court, and/or appellate court.

(f)Assignment. This Agreement may not be assigned by either Party.

(g)Entire Agreement. This instrument contains the entire agreement of the Parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the later of the signature dates below.

GATC HEALTH CORP

/s/ Gene O’Bryan	/s/ Dr. Rahul Gupta
Gene O’Bryan, COO	Dr. Rahul Gupta, MD, MPH, MBA

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CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into and effective as of February 10, 2025 (the “Effective Date”) by and between GATC Health Corp, a Wyoming corporation (the “Company”) and Health Security Enterprises, LLC, a limited liability company (the “Consultant”). Each of the Company and the Consultant are also referred to as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company is engaged in the business of developing, licensing and otherwise commercially exploiting proprietary technology relating to the use of artificial intelligence and other technologies for drug discovery and development, including the evaluation of therapeutics for commercialization and clinical and pre-clinical funding (the “Business”) and in connection therewith, owns certain Intellectual Property, as defined below; and

WHEREAS, the Company engages in licensing portions of its Intellectual Property to other parties, including its subsidiary or subsidiaries or affiliated companies, as well as to independent third parties, and in connection therewith, may be provided with Confidential Information, as defined below, of such other parties; and

WHEREAS, the Consultant has experience in health policy and regulatory matters, and the Company is desirous of engaging the Consultant upon the terms and conditions of this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Term. The term of this Agreement shall commence on the date first set forth above and shall remain in effect for twelve months (the “Term”), subject to earlier termination as set forth herein. Thereafter it shall continue on a month-to-month basis until either party gives the other party notice to cancel the Agreement. Upon expiration of the Term, Consultant shall promptly return to the Company all material that is owned by the Company under Section 5 below. The expiration of this Agreement shall not relieve Consultant of its obligations regarding Confidential Information under Section 9 below.

2.Performance by Consultant.

a.Duties. Upon the terms and conditions which are hereinafter set forth, the Company hereby retains the Consultant to provide financial accounting services to the Company (the "Services"). Consultant shall report to the Board of Directors during the Term.

b.Standard of Care. Consultant shall at all-time faithfully, industriously and to the best of Consultant’s abilities, experience and talents, provide Services that may be required pursuant to the express and implied terms and provisions of this Agreement.

c.Independent Contractor. Consultant is not an employee of the Company for any purpose whatsoever but is an independent contractor. Consultant and the Company shall agree, either orally or in writing at the Company’s sole discretion, on the business decisions, if any, that Consultant shall make in order for Consultant to perform to the best of Consultant’s abilities for the benefit of the Company. Consultant shall have no authority to enter into any binding contract or other obligation or make any representations or warranties on behalf of the Company without the Company’s prior written consent. Neither Consultant nor the Company is the employer, employee, franchisor, franchisee, partner, joint venturer or coventurer of or with the other.

3.Termination. Either party shall have the right to terminate this agreement after the 6-month period is complete with 30 days’ notice. Upon the effective date of any such termination, the Consultant shall promptly return to the Company all material that is owned by the Company. The expiration of this Agreement shall not relieve Consultant of its obligations regarding Confidential Information under Section 9 below.

4.Consulting Fee; Reimbursement of Expenses.

a.Consulting Fee. In consideration for Consultant’s services hereunder, Company agrees to pay Consultant at the rate of $7,500 per month in accordance with monthly invoices submitted to ap@gatchealth.com. Invoices will be paid within 5 business days.

b.Transaction-based Bonus. Company shall compensate Consultant upon closing of any of the following transactions which are sourced by Consultant. Compensation shall be payable for transactions which close during the term of this Agreement or within 6 months thereafter. (i) with respect to the sale of equity securities of the Company, Consultant shall be paid a finders fee of 10% on the first $10 million sourced and 5% thereafter, payable in cash and/or the equity securities sold to the purchasers; (ii) with respect to the sale of the Company’s securities resulting in a change of control or merger, 2% of the consideration paid in the transaction; and (iii) new business, in an amount equal to 6% of the net revenues generated from the new business during the three months following the first revenues generated, payable in cash, Company common stock or combination thereof.

c.Expenses. The Company shall reimburse Consultant for all actual out-of-pocket costs and expenditures, as approved in advance by the Company, and paid to third parties and incurred by Consultant on behalf of the Company. Consultant shall submit invoices and receipts to the Company for reimbursement hereunder within sixty (60) days of incurring any reimbursable costs and expenses. Notwithstanding anything to the contrary herein, all costs incurred by Consultant in connection with the overhead of Consultant shall be borne solely by Consultant.

5.Rights in Works. Consultant agrees that the Company shall be the owner of all material that is used by Consultant or developed for or by the Company in connection with the performance of any Services by Consultant. Consultant hereby assigns and agrees to assign in the future (when any such Inventions, as defined below, or Proprietary Rights, as defined below, are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all of Consultant’s right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Consultant in performance or in connection with the Services, either alone or jointly with others, during the Term. As used herein, “Inventions” shall mean any trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, knowhow, improvements, discoveries, developments, designs and techniques; and “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

6.Non-Exclusive Services. The Company acknowledges that the Consultant is currently providing services of the same or similar nature to other parties and the Company agrees that the Consultant is not prevented or barred from rendering services of the same or similar nature to any other individual or entity. The Consultant shall not retain third parties to perform the Services without prior written approval of Company. The Consultant will take reasonable steps to determine and advise the Company of its position with respect to any activity, employment, business arrangement or potential conflict of interest which may be relevant to this Agreement, but Consultant shall not be obligated to conduct an exhaustive review of his activities or those of his clients to determine whether or not such a conflict exists.

7.Representations, Warrants and Covenants of the Consultant. The Consultant represents, warrants and covenants to the Company as follows:

a.The Consultant has the full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions which are provided for herein.

b.The business and operations of the Consultant have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect the Consultant or its properties, assets, businesses or prospects. The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Consultant or cause acceleration under any arrangement, agreement or other instrument to which the Consultant is a party or by which any of its assets are bound. The Consultant has performed in all respects all of his obligations which are, as of the date of this Agreement, required to be performed by him pursuant to the terms of any such agreement, contract or commitment.

c.The execution, delivery and performance of this Agreement: (i) does not violate any agreement or undertaking to which the Consultant is a party or by which the Consultant may be bound and (ii) shall not result in the imposition of any restrictions or obligations upon the Consultant other than the restrictions and obligations imposed by this Agreement.

d.The execution and delivery by the Consultant of this Agreement and the performance by the Consultant of his obligations hereunder will not violate any provision of law, any order of any court or other agency of government and will not result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any provision of any agreement or other instrument to which the Consultant, or any of his properties or assets, is bound.

e.The Consultant has not entered into and is not subject to any agreement, including, but not limited, to any employment, non-compete, confidentiality or work product agreement which would (i) prohibit the execution of this Agreement, (ii) prohibit his engagement as a Consultant by the Company, or (iii) affect any of the provisions of, or his obligations pursuant to this Agreement.

f.If, during the Term, any event occurs or any event known to the Consultant relating to or affecting the Consultant shall occur as a result of which (i) any provision of this Article 7 of this Agreement at that time shall include an untrue statement of a fact, or (ii) this Section 7 of this Agreement shall omit to state any fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading, the Consultant will immediately notify the Company.

g.It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that the Company knew or had reason to know that any representation, warranty or covenant in this Agreement or to be furnished to the Company contained untrue statements.

h.No representation or warranty of the Consultant which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, contains or shall contain any untrue statement of a material fact, omits or shall omit to state any material fact which is required to make the statements which are contained herein or therein, in light of the circumstances pursuant to which they were made, not misleading.

i.All representations, warranties and covenants made in or in connection with this Agreement shall continue in full force and effect during and after the Term of this Agreement, it being agreed and understood that each of such representations, warranties and covenants is of the essence of this Agreement and the same shall be binding upon the Consultant and inure to the Consultant, his successors and assigns.

8. Representations, Warrants and Covenants of the Company. The Company represents, warrants and covenants to the Consultant as follows:

a. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of state of Wyoming with all requisite power and authority to carry on its business as presently conducted in all jurisdictions where presently conducted, to enter into this Agreement and to the transactions which are contemplated herein.

b.The Company has the full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions which are provided for herein. The execution of this Agreement by the Company and its delivery to the Consultant, and the consummation by it of the transactions which are contemplated herein have been duly approved and authorized by all necessary action by the Company's Board of Directors and no further authorization shall be necessary on the part of the Company for the performance and consummation by the Company of the transactions which are contemplated by this Agreement.

c.The business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect the Company or its properties, assets, businesses or prospects. The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Company.

d.Company or cause acceleration under any arrangement, agreement or other instrument to which the Company is a party or by which any of its assets are bound. The Company has performed in all respects all of its obligations which are, as of the date of this Agreement, required to be performed by it pursuant to the terms of any such agreement, contract or commitment.

e.The execution, delivery and performance of this Agreement: (i) does not violate any agreement or undertaking to which the Company is a party or by which the Company may be bound and (ii) shall not result in the imposition of any restrictions or obligations upon the Company other than the restrictions and obligations imposed by this Agreement.

f.It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that the Consultant knew or had reason to know that any representation, warranty or covenant in this Agreement or furnished or to be furnished to the Consultant contained untrue statements.

g.No representation or warranty of the Company which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, contains or shall contain any untrue statement of a material fact, omits or shall omit to state any material fact which is required to make the statements which are contained herein or therein, in light of the circumstances pursuant to which they were made, not misleading.

h.All representations, warranties and covenants made in or in connection with this Agreement shall continue in full force and effect during and after the Term of this Agreement, it being agreed and understood that each of such representations, warranties and covenants is of the essence of this Agreement and the same shall be binding upon the Company and inure to the Consultant, his successors and assigns.

9.Confidential Information.

Incorporated from Employment Agreement.

10.Other Provisions.

a.Notices. All legal notices, consents or other communications shall be in writing, and shall be delivered personally or by messenger, or mailed by registered or certified mail, return receipt requested, postage prepaid, or via telecopy, in all cases addressed to the party for whom intended at its address set forth below:

If to the Company: 13894 S. Bangerter Parkway, Draper Utah 84020 and jeff@gatchealthc.com

If to Consultant: _________________________________

or at such other address as a party has designated by notice in writing to the other party given in the manner provided by this Section 9(a). Without limiting any other means by which a party may be able to prove that a notice has been received by the other party, a notice shall be deemed to be duly received (i) if sent by hand, overnight courier or telegram, the date when left at the address of the recipient; (ii) if sent by registered or certified mail, the date of the return receipt.

b.Successors and Assigns; Assignment. All covenants, promises and agreements by or on behalf of the parties contained in this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties; but nothing in this Agreement, express or implied, is intended to confer on any party the right to assign its rights or obligations hereunder. Consultant may not assign its rights hereunder to any person or entity without the prior written consent of the Company. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

c.Amendments, Supplements, Waivers. No amendment, supplement, modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the parties in the case of an amendment or supplement and by the waiving party in the case of a waiver.

d.Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, as if executed and to be performed wholly within the State of California and excluding any choice of law rules that may dictate the application of the laws of another state.

e.Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with regard to the subject matter hereof and thereof and supersedes and replaces all prior or contemporaneous agreements, understandings and representations, oral or written, with regard to such matters.

f.Partial Invalidity. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

g.Headings; Terms. Headings in this Agreement are for reference purposes and shall not by themselves determine the interpretation of the Agreement. Terms used with initial capital letters will have the meanings specified herein, applicable to both singular and plural forms, for all purposes of this Agreement. The word “include” and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense.

h.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

i.Drafting Interpretations. Preparation of this Agreement has been a joint effort of both the parties and the resulting documents shall not be construed more severely against one of the parties hereto than against the other.

j.Arbitration.  Incorporated by reference from Employment Agreement.

k.Attorneys’ Fees. If any legal action is brought for the enforcement, rescission, or interpretation of this Agreement because of any alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding in addition to any other relief to which it may be entitled.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.

GATC HEALTH CORP	HEALTH SECURITY ENTERPRISES, LLC

/s/ Gene O’Bryan	/s/ Dr. Rahul Gupta
Gene O’Bryan	Dr. Rahul Gupta. Manager
Chief Operating Officer